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Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West

New York, NY 10001

________

TEL: (212) 735-3000

FAX: (212) 735-2000

www.skadden.com

February 6, 2026

American Bitcoin Corp.
1101 Brickell Avenue, Suite 1500
Miami, Florida 33131

Re: American Bitcoin Corp. — Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to American Bitcoin Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration by the Company of up to 20,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and up to 20,000,000 shares of the Company’s Class C common stock, par value $0.0001 per share (together with the Class A Common Stock, the “Shares”), issuable pursuant to the Amended and Restated American Bitcoin Corp. 2025 Omnibus Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)
the Registration Statement in the form to be filed with the Commission on the date hereof;
(b)
copies of the Plan;
(c)
an executed copy of a certificate of Aliza Rana, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

American Bitcoin Corp.

February 6, 2026

(d)
a copy of the Company’s Second Amended and Restated Certificate of Incorporation, including the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, in effect as of September 3, 2025, certified by the Secretary of State of the State of Delaware as of February 6, 2026, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);
(e)
a copy of the Company’s Amended and Restated By-laws, in effect as of September 3, 2025 and the date hereof, and certified pursuant to the Secretary’s Certificate (the “By-laws”); and
(f)
a copy of the unanimous written consent of the Board of Directors of the Company, dated September 3, 2025, relating to approval of the Plan and certain related matters, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Certificate of Incorporation and the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Certificate of Incorporation and the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that: (i) when issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Shares will be properly recorded in the books and records of the Company; (iii) each award agreement under which options, restricted stock, restricted stock units, performance grants or other grants or awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Shares delivered pursuant to the Plan shall not be less than the per share par value of the Shares; (v) the Company will continue to have sufficient authorized shares of common stock; (vi) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations, and (vii) the issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under any agreement or instrument binding on the Company (except that we do not and will not make this assumption with respect to the Certificate of Incorporation and the By-laws, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

American Bitcoin Corp.

February 6, 2026

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP